Exhibit 99.10(a)

[EVERSHEDS SUTHERLAND (US) LLP]

THOMAS E. BISSET

DIRECT LINE: 202.383.0118

E-mail: ThomasBisset@eversheds-sutherland.com

April 27, 2017

VIA EDGAR

Board of Directors

Protective Life Insurance and Annuity Company

2801 Highway 280 South

Birmingham, AL 35223

Re:                             Protective Variable Annuity NY II B Series

Post-Effective Amendment No. 3

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Registration Statement on Form N-4 (File No. 333-201920) by Protective Life Insurance and Annuity Company and Variable Annuity Account A of Protective Life with the Securities and Exchange Commission.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Eversheds Sutherland (US) LLP

By:	/s/ Thomas E. Bisset
Thomas E. Bisset